EXHIBIT 5.1

3001 PGA BOULEVARD, SUITE 305
PALM BEACH GARDENS, FLORIDA 33410

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TELEPHONE (561) 686-3307 • FACSIMILE (561) 420-0068

www.nasonyeager.com

January 17, 2020

Aspen Group, Inc.

276 Fifth Avenue, Suite 505

New York, New York 10001

Attention: Michael Mathews

                 Chief Executive Officer

Dear Mr. Mathews:

You have requested our opinion with respect to certain matters in connection with the sale by  Aspen Group, Inc., a Delaware corporation (the “Company”), of up to 2,415,000 shares of common stock, par value $0.001 per share, of the Company (including 315,000 subject to the underwriter’s over-allotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-224230) (the “Registration Statement”) and related Prospectus contained therein (the “Prospectus”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective on April 18, 2018.

The Shares are to be issued and sold by the Company pursuant to the Underwriting Agreement, dated as of January 17, 2020 (the “Underwriting Agreement”), by and between the Company and Canaccord Genuity LLC, the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof (the “Current Report”).

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to (i) the Registration Statement, (ii) the Prospectus, (iii) the form of Underwriting Agreement, (iv) form of Common Stock Certificate of the Company; (v) the Company’s Certificate of Incorporation, as amended; (vi) the Company’s Bylaws; and (vii) certain resolutions of the Board of Directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for filing as an exhibit to the Current Report, which will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on the date hereof and to the use of the name of our firm in the section of the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.

Nason, Yeager, Gerson, Harris & Fumero, P.A.